EXHIBIT 99.1

MONARCH COMMUNITY BANCORP, INC.

ANNOUNCES SECOND QUARTER LOSS, CONTINUED IMPROVEMENT IN ASSET QUALITY

COLDWATER, MICHIGAN, July 30, 2013 - Monarch Community Bancorp, Inc. (OTCQB:MCBF), the parent company of Monarch Community Bank, today announced a loss of ($929,000) for the quarter ended June 30, 2013 compared to a loss of ($372,000) for the same period in 2012. Basic and diluted losses per share for the quarter ended June 30, 2013 were ($2.49) compared to basic and diluted losses per share of ($.19) (pre reverse split) for the same period in 2012. Monarch Community Bancorp also reported net loss available to common shareholders for the first six months of 2013 of ($1.4) million compared to net loss available to common shareholders ($873,000) for the same period a year ago. Basic and diluted losses per share for the six months ended June 30, 2013 were ($3.64) compared to basic and diluted losses per share of ($.44) (pre reverse split) for the same period in 2012.

Highlights of the quarter include the following:

•	Commencement of a $16.5 million capital raise co-managed by two well-respected investment banking firms.

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Approval by the U.S. Department of Treasury of a 55.0% discount on the repayment of the $6.785 million in TARP funds owed by Monarch Community Bancorp, Inc., pending successful completion of our capital raise.

•	A 60% decline in Non-performing assets from $9.0 million at December 31, 2012 to $3.6 million at June 30, 2013.

•	An 8 basis point improvement in the net interest margin of 3.39% for the quarter ending June 30, 2013, versus the same period in 2012.

•	An increase in gain on sale of loans of $131,000, from $385,000 for the 2nd quarter of 2012 to $516,000 for the 2nd quarter of 2013.

•	Increase in Provision in Allowance for Loan Loss from $24,000 in the 2nd quarter of 2012 to $386,500 for the 2nd quarter of 2013.

•	An increase in salaries and employee benefits of 12%, compared to the same period in 2012, as the bank expands its LPO network and prepares for growth upon completion of its capital raise.

“We are pleased with the significant progress of the bank, particularly in the reduction of problem loans,” stated Richard J. DeVries, President and CEO of Monarch Community Bank and Monarch Community Bancorp, Inc. “Our non-performing loans, which reached a peak of almost $24 million in 2010, totaled only $3.0 million as of June 30, 2013. This large reduction reflects a steady, disciplined approach to problem loan resolution.”

“At the same time, we have opened nine new residential loan production offices throughout Michigan and Indiana, three of which now house commercial lenders. While this expansion has added significant personnel expenses which are not yet offset by commensurate revenue, it positions the bank for profitable growth. We anticipate that this revenue will be generated as new loan officers reach their targeted level of production. We have opened these loan production offices in a very low-cost manner and with a strategy that focuses on mortgages for new purchases as opposed to refinancing, which should be more sustainable in a rising interest rate environment.”

Total interest income decreased from $2.2 million in the second quarter of 2012 to $1.8 million in the second quarter of 2013. This $369,000 decrease is largely due to the decrease in earning assets from period to period, and reflects normal loan amortizations as well as a reduction in higher risk problem loans. Total interest expense declined $232,000 from $564,000 in the second quarter of 2012 to $332,000 in the second quarter of 2013. This was due to the overall cost of funds decreasing by 39 basis points, due principally to a decrease in higher cost Federal Home Loan Bank advances. The combined effect of these changes in interest income and interest expense resulted in second quarter 2013 net interest income before the provision for loan losses decreasing $137,000 when compared to the same period in 2012.

The net interest margin for the second quarter of 2013 increased 8 basis points to 3.39% compared to 3.31% for the same period in 2012. The improvement in the margin continues to be largely due to the decline in cost of funds as management continues to actively monitor its deposit base and borrowings.

Net interest income after the provision for loan losses decreased $500,000 for the three months ended June 30, 2013 compared to the same period in 2012. The Company recorded a Provision for Loan Losses of $386,500 for the second quarter compared to $24,000 for the same period a year ago. The provision was required mainly to cover charge off activity in the second quarter of 2013. The booking of a lower provision for the same quarter in 2012 was due to the availability of excess, unallocated reserves that became available because of a drop in historical loss ratios. The drop in historical ratios reflects the migration by the bank from a rolling eight quarter calculation of historical loss ratios to a rolling six quarter calculation. The Company recorded net charge offs of $287,000 during the second quarter of 2013 compared to a net charge off of $320,000 for the same period in 2012. Non-performing assets totaled $3.6 million at the end of the second quarter of 2013, compared to $9.0 million at December 31, 2012 and $8.2 million at June 30, 2012.

Non-interest income for the quarter ended June 30, 2013 increased $123,000, or 10.6%, from $1.2 million to $1.3 million compared to the same period a year ago. This increase was largely attributable to an increase in the gain on sale of loans which is a result of growing loan volume from the new residential loan production offices.

Non-interest expense increased $135,000, or 4.4%, for the quarter ended June 30, 2013 compared to the same period a year ago. The increase was primarily due to an increase in salaries and employee benefits and expenses associated with the additional loan production offices.

Total assets were $185.7 million at June 30, 2013 compared to $190.3 million at December 31, 2012. Total loans decreased $8.5 million, or 6.6%, to $119.5 million at June 30, 2013 from $128 million at December 31, 2012. Deposits decreased $3.1 million, or 1.7%, to $166.4 million at June 30, 2013 from $169.5 million as of December 31, 2012.

Stockholders’ equity decreased by $1.5 million as of June 30, 2013 compared to December 31, 2012. The Bank must meet certain minimum capital requirements to satisfy federal and state laws. Monarch Community Bank’s capital ratios for June 30, 2013 were as follows: Tier 1 leverage ratio of 5.6% and total risk-based ratio of 10.5%. In May of 2010, the Bank agreed with the FDIC to develop a plan to increase its Tier 1 leverage ratio to 9% and total risk-based ratio to 11%. The Bank is pursuing all opportunities to raise capital and was considered well capitalized according to the FDIC definition as of June 30, 2013.

Monarch Community Bank is headquartered in Coldwater, Michigan and operates five full service retail offices in Branch, Calhoun and Hillsdale Counties and nine loan production offices in Kalamazoo, Calhoun, Berrien, Ingham, Lenawee, Kent, Livingston and Jackson Counties in Michigan and one in Steuben County, Indiana.

For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market areas; the Company’s implementation of evolving technologies; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contacts:
Richard J. DeVries, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956

Monarch Community Bancorp, Inc.

Condensed Balance Sheet

(Unaudited, $000)

	June 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$36,354	$28,744
Securities	16,209	15,398
Loans	121,108	130,045
Other assets	12,049	16,136

Total assets	$185,720	$190,323

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$166,442	$169,460
Borrowings	7,059	7,059
Other liabilities	3,231	3,337

Total liabilities	176,732	179,856

Stockholders’ equity	8,988	10,467

Total liabilities and stockholders’ equity	$185,720	$190,323

Monarch Community Bancorp, Inc.

Condensed Statement of Income

(Unaudited, $000 except for per share data)

	Six Months Ended June 30,
	2013	2012
Interest Income	3,786	4,510
Interest Expense	707	1,198

Net Interest Income	3,079	3,312
Provision for Loan Losses	387	52

Net Interest Income After Provision for Loan Losses	2,692	3,260
Noninterest Income	2,504	2,004
Noninterest Expense	6,310	5,939

Income - Before income taxes	(1,114)	(675)
Income Taxes	38	—

Net Income	$(1,152)	$(675)

Dividends and amortization of discount on preferred stock	$204	$198
Net Income (loss) available to common stock	$(1,356)	$(873)

Earnings Per Share
Basic	$(3.64)	$(0.44)

Diluted	$(3.64)	$(0.44)